UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Sylvamo Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-2596371
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6077 Primacy Parkway Memphis, TN	38119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is filed by Sylvamo Corporation, a Delaware corporation (the “Company”), to reflect the expiration of the Company’s preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on April 22, 2022 (the “Registration Statement”). This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement and is being filed by the Company to deregister the Rights.

Item 1.	Description of Registrant’s Securities to be Registered.

Amendment and Termination of Rights Agreement

On February 15, 2023, the Company entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of April 22, 2022 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerated the expiration of the Rights from the close of business on April 21, 2023 to the close of business on February 15, 2023, and the Rights Agreement terminated at such time. Effective as of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Certificate of Elimination

On February 15, 2023, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Amended and Restated Certificate of Incorporation, all matters set forth in the Company’s Certificate of Designations of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on April 22, 2022. The 50,000 shares of preferred stock, par value $1.00 per share, of the Company previously designated as Series A Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. No shares of the Series A Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Elimination of Series A Preferred Stock of Sylvamo Corporation, as filed with the Secretary of State of the State of Delaware on February 15, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 15, 2023).

4.1	Rights Agreement, dated as of April 22, 2022, between Sylvamo Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 22, 2022).

4.2	Amendment No. 1, dated as of February 15, 2023, to Rights Agreement, dated as of April 22, 2022, between Sylvamo Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 15, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYLVAMO CORPORATION

By:	/s/ Matthew L. Barron
Name:	Matthew L. Barron
Title:	Senior Vice President and General Counsel

Date: February 16, 2023